MACDONALD & COMPANY

Lawyers

Grant Macdonald, Q.C.
Gareth C. Howells

Suite 200, Financial Plaza
204 Lambert Street
Whitehorse, YT Y1A 3T2
Telephone: (867) 667-7885
Ext 239
Fax: (867) 667-7600
Email: ghowells@anton.yk.ca

December 14, 2012

The Board of Directors Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, CO 80127, U.S.A.

Dear Sirs/Mesdames:

Re: Vista Gold Corp. (the "Corporation")
- Private Placement of up to 4,182,550 Units
Our File: 20120680

We have acted as Yukon Territory counsel for the Corporation, a Yukon Territory corporation. We refer to the Corporation's registration statement on Form S-3 (the "**Registration Statement**") (file no. 333-180154) filed on April 19, 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended and to the prospectus included therein (the "**Prospectus**").

We are furnishing this opinion at your request in connection with the Corporation's prospectus supplement dated December 14, 2012 to the Prospectus (the "**Prospectus Supplement**"), relating to the offering of 4,182,550 units of the Corporation (the "**Units**"). Each Unit consists of one common share in the capital of the Corporation (each common share a "**Unit Share**") and one-half of one common share purchase warrant (each full warrant, a "**Warrant**").

The Warrants are being issued under the provisions of a warrant indenture (the "**Warrant Indenture**") between the Corporation and Computershare Trust Company of Canada (the "**Warrant Agent**") to be dated on or about as of December 21, 2012 (the "**Closing Date**").

Each Warrant is exercisable to acquire, subject to adjustment as set out in the Warrant Indenture, one common share in the capital of the Corporation (a "**Warrant Share**") at any time from the issuance of the Warrant until 5:00 p.m. (Denver time) on the date that is 24 months after the Closing Date (the "**Expiry Date**") at a price of U.S.$3.30.

We have considered such questions of law and examined such statutes and regulations, corporate records filed in the Corporation's minute book in our possession as at the date of this opinion, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all material times of any natural person signing any documents and the authenticity and completeness of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies thereof and the authenticity of the originals of such documents; and the completeness and accuracy of the Corporation's corporate records in our possession as at the date hereof.

We have assumed that copies of all documents submitted to us have been executed in the form reviewed by us, have not been amended or modified, since the date they were submitted to us, by written or oral agreement of the parties thereto, by the conduct of the parties thereto, or otherwise; that all representations and certificates dated prior to or on the date hereof upon which we have relied continue to remain accurate in all material respects as of the date hereof; and that the aforesaid copies have been executed and unconditionally delivered by the Corporation in the form reviewed by us.

Our opinion expressed herein is based on the following further assumptions:

(a) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Act and such effectiveness will not have been terminated or rescinded;

(b) the Prospectus and the Prospectus Supplement will have been prepared and filed in compliance with the Act and the applicable rules and regulations thereunder;

(c) all Units, Shares, Warrants and Warrant Shares (together, the "**Securities**") will be offered, issued and sold, as applicable, in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Prospectus Supplement;

(d) the underwriting agreement dated December 14, 2012 (the "**Underwriting Agreement**") between the Corporation and Dahlman Rose & Company LLC and National Bank Financial Inc. (collectively, the "**Underwriters**") will have been duly authorized, executed and delivered by the Corporation and the Underwriters, and will constitute legally valid and binding obligations of the Corporation and the Underwriters, enforceable against each of them in accordance with its terms;

(e) at the time of the offering and sale of the Units and issuance of the Shares, and as of the time of the issuance of Warrant Shares issuable upon exercise of the Warrants, there will be sufficient Shares authorized and unissued under the Corporation's then operative constating documents and not otherwise reserved for issuance;

(f) the Warrant Shares issuable upon exercise of the Warrants will have been duly authorized, created and reserved for issuance upon such exercise;

(g) at the time of the issuance of the Securities, the Corporation validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and authority to issue such Securities and to execute and deliver the Warrant Indenture;

(h) the Warrant Indenture will have been duly authorized, executed and delivered by the Corporation and the Warrant Agent, and will constitute legally valid and binding obligations of the Corporation and the Warrant Agent, enforceable against each of them in accordance with its terms;

(i) the terms of the Securities and of their issuance and sale have been duly established in conformity with the Corporation's constating documents, and so as not to violate any applicable law or the Warrant Indenture, or result in a default under or breach of any agreement or instrument binding upon the Corporation, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation and the Warrant Agent;

(j) the Board of Directors will have taken all necessary corporate action, including the adoption of a resolution or resolutions of the Board of Directors in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, the Warrant Indenture, and the execution thereof, and related matters (the "**Authorization**");

(k) the Corporation will have received the agreed upon consideration for the issuance of the Securities and such Securities will have been delivered by or on behalf of the Corporation against payment therefor; and

(l) the Securities will have been duly authorized, established, certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Corporation's constating documents, applicable law, the Warrant Indenture, and the Authorization.

Based on and relying on the foregoing and subject to the qualifications hereinafter set out, we are of the opinion, as of the date hereof, that:

1. The Unit Shares, when issued in accordance with the provisions of the Underwriting Agreement, will have been allotted for issuance and will have been duly and validly issued as fully paid and non-assessable common shares in the capital of the Corporation; and

2. The Warrant Shares to be issued upon the exercise of the Warrants, when issued in accordance with the Warrant Indenture, will have been allotted for issuance to the holders, from time to time, of the Warrants and the Warrant Shares will, when issued upon the exercise and in accordance with the terms of the Warrant Indenture and

Warrant Certificates, be validly issued to the holder thereof as fully paid and non-assessable.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a) our opinions are limited to those matters which occurred on or after December 17, 1997 the date of the Corporation's continuance into the Yukon. We express no opinion whatsoever with respect to any matter which occurred on or before December 16, 1997;

(b) we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable therein;

(c) our opinions are based on legislation and regulations in effect on the date hereof; and

(d) our opinions are subject to the Corporation obtaining all regulatory and shareholder approvals as set out in the Documents, as applicable.

This opinion is delivered exclusively for the benefit and use of the persons to whom it is addressed and may not be relied upon, used or distributed to any other person or party without our express prior written consent.

Yours very truly,

MACDONALD & COMPANY

Gareth C. Howells
GCH/mls